Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES FULL YEAR 2022 RESULTS AND PROVIDES

BUSINESS UPDATE

-FB-102 Continues to Advance Towards the Clinic

DALLAS, TX – MARCH 31, 2023 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a biopharmaceutical company focused on autoimmune diseases, today announced full year 2022 results and provided a business update.

“FB-102 continues to progress towards the clinic in late 2023 or early 2024. We are excited about the advancement of FB-102 which we believe holds significant potential in a variety of indications with large markets.” said Paul Wagner, Ph.D., Chairman and Chief Executive Officer of Forte Biosciences. “The Forte team continues to explore additional opportunities for pipeline development to drive long-term value creation.”

Full Year 2022 Business Highlights

In January, Forte appointed Mr. David Gryska to the Board of Directors. Mr. Gryska was previously the Chief Financial Officer and Executive Vice President at Incyte. Prior to joining Incyte, Mr. Gryska held the position of Chief Financial Officer and Senior Vice President at Celgene prior to its acquisition by Bristol-Myers Squibb.

“Our board members have deep and valuable industry experience. David’s addition significantly builds and expands on that expertise and we all are looking forward to working with him,” said Dr. Wagner.

Forte ended 2022 with approximately $41.1 million in cash and cash equivalents. Forte had approximately 21.0 million shares of common stock outstanding as of December 31, 2022.

2022 Operating Results

Research and development expenses were $5.6 million and $13.9 million for the years ended December 31, 2022 and 2021, respectively. The decrease of $8.3 million was primarily due to a net decrease of approximately $3.7 million in manufacturing expenses, a net decrease of approximately $3.1 million in preclinical and clinical expenses as we terminated our FB-401 program following the announcement of our unfavorable clinical trial results, a net decrease in payroll and related expenses of approximately $0.9 million as a result of reduced average headcount and a net decrease of $0.6 million in other expenses. While research and development expenses decreased in 2022 compared to 2021, we anticipate research and development expenses to increase in the future as we continue to develop our current lead product candidate, FB-102.

General and administrative expenses were $8.3 million and $7.6 million for the years ended December 31, 2022 and 2021, respectively. The increase of $0.7 million was primarily due to an increase in legal expenses. Our general and administrative expenses may increase in the future due to increases in professional and advisory fees as we build out our infrastructure to develop FB-102.

Net losses were $13.9 million and $21.7 million, and net losses per share were ($0.80) and ($1.55) for the years ended December 31, 2022 and 2021, respectively.

CONSOLIDATED BALANCE SHEETS

(in thousands except share and par value data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$41,100	$42,044
Prepaid expenses and other current assets	411	476

Total current assets	41,511	42,520

Other assets	486	786

Total assets	$41,997	$43,306

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,153	$946
Accrued liabilities	2,026	812

Total current liabilities	3,179	1,758
Commitments and contingencies (Note 4)
Stockholders’ equity:
Common stock, $0.001 par value: 200,000,000 shares authorized as of December 31, 2022 and December 31, 2021; 21,000,069 and 14,754,447 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	21	15
Additional paid-in capital	125,841	114,698
Accumulated deficit	(87,044)	(73,165)

Total stockholders’ equity	38,818	41,548

Total liabilities and stockholders’ equity	$41,997	$43,306

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$5,594	$13,853
General and administrative	8,302	7,633

Total operating expenses	13,896	21,486

Loss from operations	(13,896)	(21,486)
Other income (expenses), net	17	(222)

Net loss	$(13,879)	$(21,708)

Per share information:
Net loss per share - basic and diluted	$(0.80)	$(1.55)
Weighted average shares outstanding, basic and diluted	17,383,531	13,967,818

Additional detail on our financial results for the year 2022 can be found in Forte’s Form 10-K as filed with the SEC on March 31, 2023. You can also find more information in the investor relations section of our website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a biopharmaceutical company that is advancing through preclinical trials its product candidate, FB-102, which is a proprietary therapeutic molecule with potentially broad autoimmune applications.

Forward Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward looking statements include statements regarding Forte’s beliefs, goals, intentions and expectations regarding its product candidates. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidates and preclinical programs; results from early-preclinical studies may not be predictive of results from later-stage studies or clinical trials; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; and risks associated with the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market. Information on these and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and

Exchange Commission on March 31, 2023 and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

LifeSci Advisors

Mike Moyer, Managing Director

mmoyer@lifesciadvisors.com